Pharmacyclics Reports Second Quarter 2014 Results

-    IMBRUVICA Net Product Revenue Increased to $109.5 million for the Second Quarter of 2014    -

SUNNYVALE, CA, July 31, 2014

Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for the quarter ended June 30, 2014.

Financial Results for the Six Months and Quarter Ended June 30, 2014

Revenue

Total revenue for the quarter ended June 30, 2014 increased to $113.0 million from $54.7 million for the quarter ended June 30, 2013 primarily due to IMBRUVICA® (ibrutinib) net product revenue of $109.5 million.

Total revenue for the six months ended June 30, 2014 increased to $232.4 million from $57.5 million for the six months ended June 30, 2013 primarily due to net product revenue of $165.7 million from sales of IMBRUVICA.

The quarter ended June 30, 2014 represented the Company’s first full quarter of IMBRUVICA sales after receiving approval from the U.S. Food and Drug Administration (FDA) under accelerated approval on February 12, 2014 as a single agent for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy. IMBRUVICA first came to market on November 13, 2013 after receiving approval from the FDA under accelerated approval as a single agent for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

Subsequent to June 30, 2014, we announced on July 28, 2014 that the FDA granted IMBRUVICA regular (full) approval for the treatment of patients with CLL who have received at least one prior therapy, and for the treatment of CLL patients with deletion of the short arm of chromosome 17 (del 17p CLL), including treatment naive (frontline) and previously treated del 17p CLL patients. This approval of IMBRUVICA in del 17p CLL triggers $60 million in milestone payments to us under our Agreement with Janssen, which will be recognized as revenue in the third quarter of 2014.

To date, in addition to the upfront payment of $150 million, we have earned milestone payments of $505 million under the Agreement. We may receive up to an additional $320 million ($50 million for development progress, $70 million for regulatory progress and $200 million for approval) in development, regulatory and approval milestone payments, however, clinical development entails risks and we have no assurance as to whether or when the milestone targets might be achieved.

GAAP and Non-GAAP net income (loss)

Non-GAAP net income for the six months ended June 30, 2014 was $11.5 million, or $0.15 net income per diluted share, compared to non-GAAP net loss of $9.1 million, or $0.13 net loss per diluted share for the six months ended June 30, 2013.

Non-GAAP net loss for the quarter ended June 30, 2014 was $19.7 million, or $0.26 net loss per diluted share, compared to non-GAAP net income of $19.2 million, or $0.25 net income per diluted share for the quarter ended June 30, 2013.  See “Use of Non-GAAP Financial Measures” below for a description of our Non-GAAP Financial Measures.  Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP net loss for the six months ended June 30, 2014 was $18.8 million, or $0.25 net loss per diluted share, compared to GAAP net loss of $39.6 million, or $0.55 net loss per diluted share for the six months ended June 30, 2013.

GAAP net loss for the quarter ended June 30, 2014 was $37.1 million, or $0.49 net loss per diluted share, respectively, compared to GAAP net income of $12.4 million or $0.16 net income per diluted share for the quarter ended June 30, 2013.

“We’re pleased to report these very strong results today that reflect our commercial success with IMBRUVICA and which indicate a continued strong growth trend for the remainder of the year,” said Bob Duggan, Chairman & CEO of Pharmacyclics.  “This quarter’s results are bolstered by a well executed commercial strategy, availability of compelling clinical data, and a robust presence within scientific peer-review forums.  In addition, recent regulatory actions both in the U.S. and in Europe continue to validate the efficacy, safety and tolerability of IMBRUVICA, and strengthen its brand within the CLL prescriber, patient and payor environments.”

GAAP and Non-GAAP expenses

Non-GAAP R&D expenses for the quarter ended June 30, 2014 were $37.5 million, compared to $24.2 million for the quarter ended June 30, 2013. Non-GAAP SG&A expenses were $36.2 million for the quarter ended June 30, 2014, compared to $11.6 million for the quarter ended June 30, 2013. Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP R&D expenses for the quarter ended June 30, 2014 were $45.7 million, compared to $27.9 million for the quarter ended June 30, 2013. GAAP SG&A expenses for the quarter ended June 30, 2014 were $45.0 million, compared to $14.7 million for the quarter ended June 30, 2013.

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general, Janssen is responsible for approximately 60% of development costs and the Company is responsible for approximately 40% of development costs. Generally, costs associated with commercialization will be included in determining pre-tax profit or pre-tax loss relating to IMBRUVICA, and are to be shared 50% by the Company and 50% by Janssen. The Agreement with Janssen also provides for a $50 million annual cap of the Company’s share of IMBRUVICA related R&D expenses, SG&A expenses, and offset by pre-tax commercial profits for each calendar year. The Company recognizes amounts incurred in excess of the annual cap (Excess Amounts) as a reduction to costs and expenses since the Company’s repayment of Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product. Excess Amounts shall be reimbursable only from the Company’s share of pre-tax profits (if any) after the third profitable calendar quarter for the product. Under the Agreement, Janssen will fund maximum Excess Amounts of $200 million, plus interest of up to $25 million.

The Company recorded no Excess Amounts for the three and six months ended June 30, 2014. Included in GAAP and non-GAAP costs and expenses for the three and six months ended June 30, 2013 was Excess Amounts of $20.4 million in total. Of the Excess Amounts recognized for the three and six months ended June 30, 2013, $17.4 million was recorded as a reduction to R&D expenses and $3.0 million was recorded as a reduction to SG&A expenses. To date, the Company had recorded Excess Amounts totaling $134.3 million.

For the three and six months ended June 30, 2014, the Company’s share of R&D expenses and SG&A expenses related to IMBRUVICA under the Janssen collaboration Agreement was calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2013	2014	2013

Net collaboration costs for IMBRUVICA included within:
Research and development expenses (1)	$30,072	$21,424	$54,474	$43,596
Selling, general and administrative expenses (1)	25,984	3,707	44,149	6,404
	56,056	25,131	98,623	50,000
Less: Pharmacyclics' 50% share of net product revenue less cost of goods sold (2)	50,095	-	75,130	-
Total net costs for IMBRUVICA under Janssen collaboration agreement (3)	$5,961	$25,131	$23,493	$50,000

(1) Includes the reduction for Excess Amounts recorded in each period as follows:
	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2013	2014	2013
Research and development expenses (1)	$-	$17,377	$-	$17,377
Selling, general and administrative expenses (1)	-	3,006	-	3,006
Total Excess Amounts	$-	$20,383	$-	$20,383

(2) Pharmacyclics 50% share of net product revenue less cost of goods sold:
	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2013	2014	2013
Product revenue, net	$109,495	$-	$165,674	$-
Less: Cost of goods sold	9,305	-	15,415	-
	100,190	-	150,259	-
Janssen's share of pre-tax profits	50%	50%	50%	50%
Total Cost of collaboration (Janssen's 50% share as per the Agreement)	$50,095	$-	$75,130	$-
Pharmacyclics' 50% share of net product revenue less cost of goods sold	$50,095	$-	$75,130	$-

(3) The Company's total share of net costs under the Agreement did not exceed the $50 million annual cap provided for in the Agreement. As such, no Excess Amounts were recorded for the three and six months ended June 30, 2014.

Regulatory Update

On July 28, 2014, the U.S. FDA granted IMBRUVICA full approval for the treatment of CLL patients who have received at least one prior therapy, and for the treatment of CLL patients with deletion of the short arm of chromosome 17 (del 17p CLL), including treatment naïve (frontline) and previously treated del 17p CLL patients. This was the first full FDA approval for IMBRUVICA, and was granted only five and a half months after the original accelerated approval for patients with previously treated CLL, which was granted in February 2014.

This full approval is based on data from the Phase III RESONATE™ study (PCYC-1112-CA), a randomized, multi-center, international head-to-head comparison of single-agent, orally-administered IMBRUVICA (ibrutinib) versus the intravenous, monoclonal antibody ofatumumab targeting the CD 20 antigen. This study enrolled 373 patients with CLL and 18 patients with small lymphocytic lymphoma (SLL), who received at least one prior therapy. The median number of prior treatments was 2 (range, 1 to 13 treatments). At baseline, the median age of these patients was 67 years, 58% of whom had at least one tumor ≥ 5 cm, and 32% of whom had the del 17p mutation. Patients receiving IMBRUVICA demonstrated a statistically significant improvement in progression-free survival (PFS), overall survival (OS) and overall response rate (ORR) as compared to patients treated with ofatumumab. The median PFS and OS has not been reached on the IMBRUVICA arm. There was a 78% reduction in the risk of progression or death as assessed by an independent review committee (IRC) according to the modified IWCLL criteria (HR 0.22, 95% CI, 0.15 to 0.32, P<0.0001). In addition, the analysis of overall survival demonstrated a 57% statistically significant reduction in the risk of death for patients in the IMBRUVICA arm (HR 0.43; 95 CI, 0.24 to 0.79, P<0.005). This was observed despite a total of 57 patients who were initially randomized to ofatumumab crossing over to receive IMBRUVICA prior to the analysis. For previously treated del 17p CLL patients, there was a 75% reduction in the risk of progression or death as assessed by an IRC (HR 0.25, 95% CI, 0.14 to 0.45, p<0.0001).

In addition, on July 25, 2014, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion recommending full marketing approval for IMBRUVICA  in the European Union.  The CHMP recommendation for IMBRUVICA is for the treatment of adult patients with relapsed or refractory MCL, or adult patients with CLL who have received at least one prior therapy, or in first line in the presence of 17p deletion or TP53 mutation in patients unsuitable for chemo-immunotherapy. The positive opinion was based on data from the Phase II study (PCYC-1104) in MCL, a Phase III RESONATE™ study (PCYC-1112-CA) and a Phase II study (PCYC-1102) in CLL.

The EMA is a decentralized agency of the European Union responsible for the scientific evaluation of medicines developed by pharmaceutical companies for use in the 28 countries of the European Union. The positive opinion of the EMA’s CHMP will be reviewed by the European Commission, and a final decision on IMBRUVICA is anticipated later this year. In addition to European markets, a worldwide regulatory filing program for IMBRUVICA currently is underway.

Clinical Update

IMBRUVICA (ibrutinib) clinical trials are active in all regions including US, Europe, Asia Pacific, Canada and Latin America. Currently IMBRUVICA is being developed in 8 different B-cell malignancies. There are 12 Phase III clinical trials initiated with IMBRUVICA and a total of 50 trials are registered on www.clinicaltrials.gov, of which 23 are investigating combination regimens while the remaining 27 are investigating IMBRUVICA monotherapy. The total planned enrollment for all of our clinical studies investigating IMBRUVICA is approximately 7,200 patients. As of today there are seven Phase III studies focused on patients with CLL, two designed for patients with MCL, one for patients with diffuse large B-cell lymphoma, one for patients with follicular lymphoma and one for Waldenstroms macroglobulinemia. To date, over 3,300 patients have been treated in Company-sponsored trials which are being conducted in over 35 countries around the globe and which involve more than 800 principal investigators.

During the second quarter, we initiated a Company-sponsored, randomized, double-blind, placebo-controlled, Phase III study of IMBRUVICA or placebo in combination with rituximab in previously treated Waldenstrom’s Macroglobulinemia patients. The total planned enrollment for this study is 180 patients.

In the second quarter, we provided significant preclinical updates in chronic graft versus host disease (GvHD) and solid tumors (Her2-posivtive breast cancer) which led to the publication of two abstracts at the American Association of Cancer Research (AACR). Since then we initiated our first trial with IMBRUVICA in GvHD. The study is a Phase Ib/II investigating the safety and efficacy of IMBRUVICA in patients with chronic GVHD who are steroid dependent or refractory. The study is currently recruiting with a total planned enrollment of 39 patients.

During the three months ended June 30, 2014, we provided updates on several of our clinical programs in various press releases and filings with the Securities and Exchange Commission. Pharmacyclics participated in three prominent medical conferences, the American Association for Cancer Research (AACR) in San Diego, Ca, the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL, and the 19th European Hematology Association (EHA) Congress in Milan, Italy. The oral presentation of the Phase III RESONATETM and its inclusion in the official press program during the 50th Annual ASCO meeting was a historical milestone for the Company and captured the attention of the scientific community, as well as worldwide media outlets. The data also were validated at the EHA Congress in Milan where they were presented during the presidential symposium with approximately 4,000 hematologists in attendance. During these scientific conferences, IMBRUVICA was presented in four oral sessions and in 14 posters covering results in seven histologies (i.e., CLL, small lymphocytic lymphoma, HCL, MCL, diffuse large B-cell lymphoma, follicular lymphoma, and marginal zone lymphoma).

IMBRUVICA (ibrutinib) – Selected Clinical Trial Updates

Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma (CLL/SLL)

•
RESONATE™ (PCYC-1112): Phase III study of IMBRUVICA versus ofatumumab in patients with relapsed/refractory (R/R) CLL/SLL was initiated in the second quarter of 2012. This is a randomized, multi-center, open-label Phase III trial of IMBRUVICA as a monotherapy. This 391 patient study met its primary end point of PFS as well as a key secondary endpoint of overall survival at the pre-planned interim analysis in January 2014. Based on the study data provided to the FDA in April 2014, we received full regular approval on July 28, 2014.

•
RESONATE™-17 (PCYC-1117): Open-label, single-arm, Phase II study of IMBRUVICA as a single agent in patients with CLL who have deletion of chromosome 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) was initiated in the first quarter of 2013. The primary endpoint of the study is overall response rate (ORR). This study completed enrollment of 145 patients worldwide in the third quarter of 2013. A data readout is anticipated by the end of 2014.

•
RESONATE™-2 (PCYC-1115): Phase III study of IMBRUVICA versus chlorambucil in newly diagnosed elderly CLL/SLL patients was initiated in the first quarter of 2013. This is a randomized, multicenter, open-label trial of IMBRUVICA as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil. This study completed enrollment of 273 patients worldwide in Q1 of 2014. A data read out is anticipated in the second half of 2015.

•
HELIOS (CLL3001): Phase III study of IMBRUVICA in combination with bendamustine and rituximab in patients with R/R CLL/SLL was initiated in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab (BR) in R/R CLL/SLL patients who have received at least one line of prior therapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. This study completed enrollment of 578 patients worldwide in Q1 of 2014. A data readout is anticipated in the first half of 2015.

•
BRILLIANCE (CLL3002): Phase III study of IMBRUVICA versus rituximab in patients with R/R CLL/SLL was initiated in the fourth quarter of 2013. This is a randomized, open-label, multi-center study to evaluate the efficacy and safety of versus rituximab in adult Chinese patients with R/R CLL or SLL with active disease requiring treatment, who have failed at least one prior line of therapy and are not considered appropriate candidates for treatment or retreatment with purine analog-based therapy or combination chemo-immunotherapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS. The enrollment target of this study is 150 patients.

•
Third-party sponsored: Phase III study of IMBRUVICA versus IMBRUVICA + rituximab versus bendamustine + rituximab in frontline newly diagnosed elderly (≥ 65 Years of Age) CLL/SLL patients (Alliance A041202) was initiated by the National Cancer Institute in the fourth quarter of 2013. This is a randomized, multi-center study designed to evaluate the improvement in PFS of IMBRUVICA with or without rituximab vs bendamustine and rituximab.  Secondary outcome measures include overall survival and duration of response. The enrollment target of this multi-center study is 523 patients, enrollment initiated during the first quarter 2014.

•
Third-party sponsored: Phase III study in treatment-naive, young fit patients with CLL, comparing the combination of IMBRUVICA and Rituxan to chemo immunotherapy of FCR (fludarabine, cyclophosphamide, and rituximab), (ECOG1912), was initiated by the Eastern Cooperative Oncology Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in PFS of IMBRUVICA with rituximab vs FCR.  Secondary outcome measures include overall survival and adverse events. The enrollment target of this multi-center study is 519 patients, enrollment initiated during the first quarter of 2014.

•
Third-party sponsored: Phase III study in untreated, intermediate and high-risk patients with CLL, comparing monotherapy IMBRUVICA to placebo or no therapy, (CLL12), was initiated by the German Study Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in event-free survival (EFS) of IMBRUVICA vs. watch and waiting.  Secondary outcome measures include ORR and PFS. Enrollment of this multi-center study initiated with a target of 302 patients.

Mantle Cell Lymphoma (MCL)

•
RAY (MCL3001): Phase III study of IMBRUVICA versus temsirolimus in R/R MCL patients was initiated in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of IMBRUVICA as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. This study completed enrollment of 280 patients worldwide in Q4 of 2013. A data readout is anticipated in the first half of 2015.

•
SHINE (MCL3002): Phase III study of IMBRUVICA in combination with BR in elderly patients with newly diagnosed MCL was initiated in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA plus BR versus placebo plus BR in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. The enrollment target of this global study is 520 patients.

Diffuse Large B-cell Lymphoma (DLBCL)

•
PHOENIX (DBL3001): Phase III study of IMBRUVICA in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed non-GCB subtype of DLBCL was initiated in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of IMBRUVICA plus rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone (R-CHOP) versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in event-free survival when compared to R-CHOP. The enrollment target of this global study is 800 patients.

Follicular Lymphoma (FL)

•
PCYC 1125: Phase II multicenter, open-label, study of IMBRUVICA, in combination with Rituximab in previously untreated subjects with follicular lymphoma was initiated in the fourth quarter of 2013. The primary endpoint of this study is overall response rate. The enrollment target of this study is 80 patients.

•
DAWN (FLR2002): Phase II study of IMBRUVICA in patients with R/R FL was initiated in the second quarter of 2013. This is a multi-center, open-label, single-arm, global trial of IMBRUVICA in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least two prior lines of therapy, including at least one rituximab combination chemotherapy regimen. The primary endpoint of this study is overall response rate. This study completed enrollment of 111 patients worldwide in Q2 of 2014. A data read out is anticipated in the second half of 2015.

•
SELENE (FLR3001): Phase III study of IMBRUVICA in patients with R/R indolent Non-Hodgkin’s Lymphoma (iNHL) was initiated in the first quarter of 2014. This is a randomized, multi-center, placebo-controlled  trial in combination with either BR or R-CHOP in patients with previously treated indolent Non-Hodgkin Lymphoma (iNHL). The primary endpoint of this study is progression free survival. The enrollment target of this global study is 400 patients.

Marginal Zone Lymphoma (MZL)

•
PCYC-1121: Phase II study of IMBRUVICA in patients with R/R marginal zone lymphoma was initiated in the fourth quarter of 2013. This is a multi center, open-label, monotherapy study to evaluate the safety and efficacy of IMBRUVICA in patients with R/R marginal zone lymphoma. The primary endpoint of this study is overall response rate and the enrollment target of this study is 60 patients.

Waldenstrom’s Macroglobulinemia (WM)

•
PCYC-1127: Phase III study of IMBRUVICA or placebo in combination with rituximab in patients with previously treated WM was initiated in the second quarter of 2014. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA.  The primary outcome measure of this study is PFS. The secondary outcome measures include ORR, time to next treatment, OS and number of participants with AEs as a measure of safety and tolerability within each treatment arm. The enrollment target of this study is 180 patients.

Multiple Myeloma (MM)

•
PCYC-1111: Phase II study of IMBRUVICA in patients with R/R multiple myeloma was initiated in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICA as a single agent and in combination with dexamethasone in patients with R/R MM. At this time, an expansion of cohorts 1, 2 and 3 (420mg, 560mg with dexamethasone, and 840mg) is not planned due to the fact that the protocol-defined response rate was not achieved.  The Company has expanded the fourth and final dosing cohort to 43 patients (840mg with dexamethasone) as it crossed a minimum pre-defined boundary of efficacy.  The clinical development focus of IMBRUVICA in this indication will be in combination therapies.

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PCYC-1119: Phase I/IIb study of IMBRUVICA in combination with carfilzomib in patients with R/R MM was initiated in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to assess the safety and recommended Phase IIb dose of IMBRUVICA and carfilzomib. The Phase IIb portion will be a randomized, double-blind, placebo controlled study to evaluate the efficacy of IMBRUVICA and carfilzomib versus carfilzomib and placebo. The primary endpoint of the Phase IIb portion of the study is progression-free survival. The enrollment target of this study is 176 patients.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET. To participate, please dial 1-877-303-7908 (domestic callers) and 1-678-373-0875 (international callers). To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

About IMBRUVICA

IMBRUVICA is indicated for the treatment of patients with mantle cell lymphoma or chronic lymphocytic leukemia who have received at least one prior therapy, and for patients with chronic lymphocytic leukemia with deletion of 17p who are either treatment naïve or previously treated. Accelerated approval was granted for the MCL indication and is based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

IMBRUVICA is a new, first-in-class, oral therapy that inhibits an enzyme called Bruton tyrosine kinase (BTK). BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B-cells. IMBRUVICA blocks signals that tell malignant B-cells to multiply and spread uncontrollably. It is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, and is the recipient of three Breakthrough Therapy Designations for various indications. To date, 11 Phase III trials have been initiated with IMBRUVICA and 43 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered into a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICA.

For more information about IMBRUVICA, including the full prescribing information, please visit www.IMBRUVICA.com.

Access to IMBRUVICA

Patients who are prescribed IMBRUVICA can receive access support through several distinct programs:

•
The YOU&i Start™ program enables eligible patients who have been prescribed IMBRUVICA for an FDA-approved indication and are experiencing insurance coverage delays to access free product for a limited period of time, if they meet certain requirements. In addition, our YOU&i Access service center is set up to help patients ensure that all access-related administration is properly handled.

•
The YOU&i Access™ Instant Savings Program helps commercially insured patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $10, effective August 1, 2014.

•
Patients who are deemed uninsured and eligible, and who qualify based on financial need, can access IMBRUVICA through the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent non-profit organization to which Pharmacyclics makes donations.

•	Pharmacyclics will also support third party foundations, organizations and other efforts to help patients in need get access to appropriate care.

For more information about these comprehensive patient access programs, call 1-877-877-3536 or visit www.IMBRUVICA.com.

Indications

IMBRUVICA is a kinase inhibitor indicated for the treatment of patients with:

•
Mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials;

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy;

•	Chronic lymphocytic leukemia with 17p deletion

Important Safety Information

IMBRUVICA can cause serious side effects.  Warnings and Precautions include hemorrhage, infection, cyptopenias, atrial fibrillation, second primary malignancies, and embryo-fetal toxicity.

The most common adverse reactions include diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

For other important safety information, please see Full Prescribing Information at www.imbruvica.com.

About Pharmacyclics

Pharmacyclics® is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and five preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics (NASDAQ: PCYC) is headquartered in Sunnyvale, CA. To learn more about Pharmacyclics, please visit us at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are: (i) employee-related non-cash expenses including stock-based compensation expense which may fluctuate from period to period based on factors including the timing and accounting of grants for performance-based stock options and changes in the Company’s stock price which impacts the fair value of options granted and (ii) non-cash amortization of intangible assets. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contacts:
Investors
Ramses Erdtmann
EVP, Corporate Affairs
Phone: 408-215-3325

Media
Samina Bari
SVP, Corporate Communications
Phone: 408-215-3169

Healthcare Professionals
U.S. Medical Information
1-877-877-3536
medinfo@pcyc.com
SOURCE Pharmacyclics, Inc.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Jun. 30,	Dec. 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$666,279	$623,956
Marketable securities	11,704	11,672
Accounts receivable, net	45,335	11,044
Receivable from collaboration partner	3,872	51,957
Inventory	38,301	12,603
Advances to manufacturers	5,793	20,316
Prepaid expenses and other current assets	12,248	9,253
Total current assets	783,532	740,801
Property and equipment, net	30,490	25,471
Intangible assets	9,096	-
Other assets	2,970	2,479
Total assets	$826,088	$768,751

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$71,490	$75,214
Payable to collaboration partner	43,359	3,388
Deferred revenue - current portion	15,165	7,581
Income tax payable	23	1,448
Total current liabilities	130,037	87,631
Deferred revenue - non-current portion	41,716	52,025
Other long-term liabilities	1,664	1,472
Total liabilities	173,417	141,128
Stockholders' equity	652,671	627,623
Total liabilities and stockholders' equity	$826,088	$768,751

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2013	2014	2013
Revenue:
Product revenue, net	$109,495	$-	$165,674	$-
License and milestone revenue	-	50,000	60,000	50,000
Collaboration and services revenue	3,525	4,684	6,723	7,530
Total revenue	113,020	54,684	232,397	57,530
Costs and expenses*:
Cost of goods sold	9,305	-	15,415	-
Research and Development	45,668	45,300	80,960	81,084
Less: Excess amounts related to Research and development	-	(17,377)	-	(17,377)
Research and development, net	45,668	27,923	80,960	63,707
Selling, general and administrative	45,002	17,736	79,717	37,762
Less: Excess amounts related to Selling, general and administrative	-	(3,006)	-	(3,006)
Selling, general and administrative, net	45,002	14,730	79,717	34,756
Costs of collaboration	50,095	-	75,130	-
Amortization of intangible asset	154	-	154	-
Total costs and expenses	150,224	42,653	251,376	98,463
Income (loss) from operations	(37,204)	12,031	(18,979)	(40,933)
Interest and other income (expense), net	(34)	(23)	4	56
Income (loss) before income taxes	(37,238)	12,008	(18,975)	(40,877)
Income tax benefit	181	343	193	1,317
Net income (loss)	$(37,057)	$12,351	$(18,782)	$(39,560)

Net income (loss) per share:
Basic	$(0.49)	$0.17	$(0.25)	$(0.55)
Diluted	$(0.49)	$0.16	$(0.25)	$(0.55)
Weighted average shares used to compute
net income (loss) per share:
Basic	75,139	72,953	74,947	71,948
Diluted	75,139	77,194	74,947	71,948

* Includes stock-based compensation as follows:
Cost of goods sold	$174	$-	$591	$-
Research and development	8,215	3,760	13,750	14,940
Selling, general and administrative	8,802	3,101	15,836	15,499
	$17,191	$6,861	$30,177	$30,439

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2014	2013	2014	2013
Cost of goods sold reconciliation
GAAP Cost of goods sold	$9,305	$-	$15,415	$-
Less: Stock-based compensation	(174)	-	(591)	-
Non-GAAP Cost of goods sold	$9,131	$-	$14,824	$-

Research and development reconciliation
GAAP Research and development	$45,668	$27,923	$80,960	$63,707
Less: Stock-based compensation	(8,215)	(3,760)	(13,750)	(14,940)
Non-GAAP Research and development	$37,453	$24,163	$67,210	$48,767

Selling, general and administrative reconciliation
GAAP Selling, general and administrative	$45,002	$14,730	$79,717	$34,756
Less: Stock-based compensation	(8,802)	(3,101)	(15,836)	(15,499)
Non-GAAP Selling, general and administrative	$36,200	$11,629	$63,881	$19,257

GAAP costs and expenses	$150,224	$42,653	$251,376	$98,463
Adjustments:
Cost of goods sold stock-based compensation (2)	(174)	-	(591)	-
Research and development stock-based compensation (2)	(8,215)	(3,760)	(13,750)	(14,940)
Selling, general and administrative stock-based compensation (2)	(8,802)	(3,101)	(15,836)	(15,499)
Amortization of intangible asset (2)	(154)	-	(154)	-
	(17,345)	(6,861)	(30,331)	(30,439)
Non-GAAP costs and expenses	$132,879	$35,792	$221,045	$68,024

GAAP net income (loss)	$(37,057)	$12,351	$(18,782)	$(39,560)
Adjustments:
Cost of goods sold stock-based compensation (2)	174	-	591	-
Research and development stock-based compensation (2)	8,215	3,760	13,750	14,940
Selling, general and administrative stock-based compensation (2)	8,802	3,101	15,836	15,499
Amortization of intangible asset (2)	154	-	154	-
	17,345	6,861	30,331	30,439
Non-GAAP net income (loss)	$(19,712)	$19,212	$11,549	$(9,121)

GAAP net income (loss) per share - basic	$(0.49)	$0.17	$(0.25)	$(0.55)
Stock-based compensation expense	0.23	0.09	0.40	0.42
Amortization of intangible asset	-	-	-	-
Non-GAAP net income (loss) per share - basic	$(0.26)	$0.26	$0.15	$(0.13)

GAAP net income (loss) per share - diluted	$(0.49)	$0.16	$(0.25)	$(0.55)
Stock-based compensation expense	0.23	0.09	0.40	0.42
Amortization of intangible asset	-	-	-	-
Non-GAAP net income (loss) per share - diluted	$(0.26)	$0.25	$0.15	$(0.13)

Shares used in calculating:
Non-GAAP net income per share - basic	75,139	72,953	74,947	71,948
Non-GAAP net income per share - diluted	75,139	77,194	77,970	71,948

(1)           This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.
(2)           All stock-based compensation and amortization of intangible assets were excluded for the non-GAAP analysis.